SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):

June 30, 2003

CYCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27470	54-1725021
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3136
Warrenton, Virginia 20188
_________________________________________
(Address of principal executive offices) (Zip Code)

(540) 351-0785
_______________________________
(Registrant’s telephone number)

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Item 2. Disposition of Assets.

     On July 3, 2003, CYCH, Inc., f/k/a CyberCash, Inc. (“CYCH”) consummated the sale of its investment in VeriTrans, Inc., f/k/a CyberCash KK (“VeriTrans”) to Softbank Finance Corporation (“Purchaser”) pursuant to a Stock Purchase Agreement dated June 30, 2003 by and between CyberCash Japan C.V, a Netherlands limited partnership (“CCJCV”) and Purchaser (“Purchase Agreement”). CYCH has a 95% indirect interest in CCJCV. The sale was completed in a manner consistent with procedures approved by the United States Bankruptcy Court for the District of Delaware. In re: CYCH, Inc., f/k/a CyberCash, Inc., et al, Case No. 01-0622 (MFW) (Bankr. D. Del.) March 2, 2001.

     Pursuant to the Purchase Agreement, CCJCV sold 4,055 shares of common stock of VeriTrans to Purchaser for a purchase price of 135.8 million Japanese Yen in cash. Net proceeds to CYCH from the transaction, after transaction costs, will be approximately 118 million Japanese Yen. Based on the rate of conversion in effect on July 11, 2003, 118 million Japanese Yen equals approximately US$1.0 million.

     CYCH is liquidating assets and distributing proceeds to former shareholders in accordance with its First Amended Liquidating Plan of Reorganization. On July 21, 2003, CYCH will distribute a liquidating dividend totaling $0.05 per share to holders of rights to CYCH’s liquidating dividends. The distribution will be made to rights holders of record on July 18, 2003.

     Upon completion of pending litigation, payment of final liabilities, final administration of the bankruptcy estate and dismissal of the bankruptcy case, a final liquidating distribution may be paid. Such distribution, if any, is not expected to exceed $0.01 per share.

     The Purchase Agreement is attached to this Form 8-K as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

Exhibit

99.1	Stock Purchase Agreement by and between CyberCash Japan C.V. and Softbank Finance Corporation dated as of June 30, 2003

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 11, 2003	CYCH, Inc.

/s/ Thomas LaHaye

By: Thomas LaHaye
Title: Bankruptcy Plan Administrator

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